THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

for

AccretivUSA, Inc.

A Delaware Corporation

November 18, 2024

SECURITIES OFFERED	:	Equity in the form of Preferred Shares in the Company
MAXIMUM OFFERING AMOUNT	:	$75,000,000.00 for 7,500,000.00 Preferred Shares
MINIMUM OFFERING AMOUNT	:	None.
MINIMUM INVESTMENT AMOUNT	:	$100.00 for 10.00 Preferred Shares per Investor
CONTACT INFORMATION	:	AccretivUSA, Inc. 131 Continental Drive, Suite 301 Newark, DE 19713-4323 1-844-999-9188

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

AccretivUSA, Inc., (the “Company”, “us”, “we”, “our” and other similar terms) is a Delaware corporation formed on October 2, 2024 (the “Company” or “Issuer”).

The Company is offering by means of this offering circular (the “Offering Circular”), up to $75,000,000 (“Maximum Offering Amount”) of shares of preferred stock in the Company (the “Preferred Shares” or “Shares,” or in the singular, a “Preferred Share” or “Share”) at a price per Share of $10.00 on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” below.

Persons who purchase Shares will be investors in the Company subject to the terms of the certificate of incorporation and any amendments (the “Certificate”) and the bylaws (the “Bylaws”) of the Company and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Company and the acquisition of Properties (as defined herein). The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

The Company will offer and sell Shares described in this offering via the website www.accretivusa.com (the “Platform”) on a continuous and ongoing basis. The Platform allows Investors to participate in real estate opportunities that may have been historically difficult to access for some Investors. Through the use of the AccretivUSA Platform, Investors can view details of their investment and sign legal documents online.

The Company plans to use substantially all of the net proceeds from this Offering to source, originate, acquire, and manage healthcare commercial real estate in various states and cities across the United States (the 'Properties'). Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt, and bridging loans (collectively referred to as the 'Value-add').

The Properties and Loans will be acquired and managed by one or more subsidiaries (the “Subsidiaries,” or in the singular, a “Subsidiary”). The Company is managed by a manager, Accretiv Manager, LLC, a Florida limited liability company (the “Manager”), subject to a management agreement with the Company. The Directors of the company will be Martin Freeman, Justin Clarke and Machiel Lucas. The Company's executives will be Martin Freeman as CEO, Louw Viljoen as CFO, and Justin Clarke as Secretary.

The aggregate initial Offering will not exceed $75,000,000 in a 12-month period. The minimum investment amount per Investor is $100.00, in exchange for 10.00 Shares. The Company does not currently own any assets, therefore, returns are speculative. However, it is the Company’s intent to pay a preferred return (the “Preferred Return”) to holders of the Shares in accordance with their capital contribution to the Company. The estimated return will be based on the Company’s internal underwriting criteria. The intended Preferred Return is a cumulative preferred return of 8.00% APY (eight percent annual yield), meaning that if it is not paid in full annually when it is due, the unpaid amount shall carry forward to the next annual period until paid in full. (See “Securities Being Offered,” below.)

Sales of the Shares pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Shares have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”), which date may be extended for an additional two (2) years at the Company’s sole discretion.

Dalmore Group, LLC (“Dalmore”), a FINRA broker-dealer, will act as the administrative broker-dealer for this Offering. There is no Minimum Offering Amount and therefore no escrow account or Escrow Agent. Proceeds from this Offering will be held in a connected bank account and then released to the Company upon authorization from the broker-dealer. See “Plan of Distribution” below.

Investors will be required to hold their investment for a minimum of forty-eight (48) months. Although the Company does not intend to list the Shares for trading on any exchange or other trading market, it may redeem or buy back Shares, as described herein, and may provide Investors with limited liquidity for their investment in the Company. See “Securities Being Offered” below.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market. The Manager and its affiliates (“Affiliates”) may receive compensation and income from the Company or the Subsidiaries, and these transactions may involve certain conflicts of interest. See “Risk Factors,” “Compensation of Officers and the Manager” and “Conflicts of Interest” below. Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below. There are material income tax risks associated with investing in the Company that prospective investors should consider. See “Federal Tax Treatment” below.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company estimates that sales will commence during Q4 – 2024.

OFFERING PROCEEDS TABLE

	Price to Public	Selling Agent Commissions (1)	Proceeds to Company before expenses (2)
Preferred Shares	$10.00	$0.10	$9.90
Total (3)	$75,000,000	$750,000	$74,250,000

(1) The Company is not using an underwriter for the sale of the Shares. The commissions listed are those for Dalmore Group, LLC (“Dalmore”), a FINRA broker-dealer, acting as an administrative broker-dealer for this Offering on a best-efforts basis. Dalmore is entitled to a maximum of one percent (1.0%) commission on all sales of Shares. The combined maximum of all commissions Dalmore may potentially earn is $750,000.00. See the “Plan of Distribution” below.

(2) The Company expects that the amount of expenses of the Offering that it will pay without using proceeds of the Offering will be approximately $125,000, including professional and compliance fees and other costs of the Offering, and not including commissions.

(3) Assumes that the maximum aggregate offering amount of $74,250,000 in cash proceeds is received by the Company. Shares will be offered and sold directly by the Company, the Manager and the Company’s and Manager’s respective Officers and employees. No commissions for selling Shares will be paid to the Company, the Manager or the Company’s or Manager’s respective Officers or employees.

There are no selling security holders in this Offering. As compensation for the time and effort involved in organizing and managing the Company and related tasks, the Company shall pay the Manager an Organizational Fee equaling $5,000 per month and is included in Operating expenditures See “Compensation of Officers and the Manager” below.

We use a twelve-month fiscal year ending on December 31st. In a twelve-month fiscal year, each quarter includes three-months of operations; the first, second, third and fourth quarters end on March 31st, June 30th, September 30th, December 31st respectively.

The information contained on the website at www.accretivusa.com is not part of, and is not incorporated by reference in, this Offering Circular.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Certificate (and amendments, if any) and the Bylaws, copies of which are attached hereto as Exhibit 2A and Exhibit 3, respectively, should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Certificate and the Bylaws, the Certificate and the Bylaws shall prevail and control, and no Investor should rely on any reference herein to either the Certificate or the Bylaws without consulting the actual underlying documents.

The Company intends to operate throughout the United States. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS

AccretivUSA, Inc., is a Delaware Corporation with a principal place of business located at 131 Continental Drive, Suite 301, Newark, DE 19713-4323. Through this Offering, the Company is offering equity in the Company in the form of Preferred Shares on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.” As further described in the Offering Circular, the Company has been organized to source, originate, acquire, and manage healthcare commercial real estate in various states and cities across the United States (the 'Properties'). Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt, and bridging loans (collectively referred to as the 'Value-add'). The Company may make investments through majority-owned affiliates, some of which may have rights to receive preferred economic returns.

The Properties will be acquired and managed by one or more affiliates and Subsidiaries.

MANAGEMENT	The Company is a Delaware corporation, with a Board of Directors and Officers who manage the Company. The day-to-day management of the Company is conducted by an Affiliate, Accretiv Manager, LLC, a Florida limited liability company, pursuant to a management agreement with the Company.
THE OFFERING

The managers of the Accretiv Manager, LLC are experienced in real estate and are affiliated with other real estate companies, which have been acquiring real estate in the United States for many years and have furthermore been raising equity for these acquisitions from investors outside the United States. This Regulation A offering is the first direct capital raise to investors in the United States by the Company.

The Company is offering by means of this Offering Circular up to $75,000,000 (“Maximum Offering Amount”) of Preferred Shares at a price per Share of $10.00, on a best-efforts basis to those who meet the suitability standards as set forth herein. See “Investor Suitability Standards” below.

Persons who purchase Shares will be investors in the Company and will be subject to the terms of the Certificate and Bylaws of the Company. The Company intends to use the Proceeds of this Offering to commence operations of the Company and the acquisition of Properties. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

The Company will offer and sell Shares described in this offering via the website www.accretivusa.com on a continuous and ongoing basis. The Platform allows Investors to participate in real estate opportunities that may have been historically difficult to access for some Investors. Through the use of the AccretivUSA Platform, investors may view details of their investment and sign legal documents online.

The Company does not currently own any assets, therefore, returns are speculative. However, it is the Company’s intent to pay a Preferred Return to holders of the Shares in accordance with the original issue price of $10.00 per Share. The estimated return will be based on the Company’s internal underwriting criteria. The intended Preferred Return is a cumulative preferred return of 8.00% APY (eight percent annual yield), meaning that if it is not paid in full annually when it is due, the unpaid amount shall carry forward to the next annual period until paid in full. (See “Securities Being Offered,” below.)

SECURITIES BEING OFFERED

The Shares are being offered at a purchase price of $10.00 per Share. The Minimum Investment is $100.00 for ten (10.00) Shares per Investor. Upon purchase of the Share(s), the Investor becomes a Preferred Shareholder in the Company and is granted certain rights detailed in the “Securities Being Offered” section below.

The Shares are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Shares.

COMPENSATION TO OFFICERS, DIRECTORS, AND THE MANAGER

The Directors, Officers, and the Manager will not be compensated through commissions for the sale of the Shares through this Offering.

As compensation for the time and effort involved in organizing and managing the Company and related tasks, the Company shall pay the Manager a Management Fee equaling $5,000 per month and forms part of Operating expenditures

The Directors, Officers and Manager may receive other income from the operations of the Affiliates and Subsidiaries. See “Compensation of Officers and the Manager” below for a more comprehensive description of these fees.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The individual Officers are experienced real estate professionals and have successfully engaged in related real estate development and/or management activities for numerous years. The Manager, Accretiv Manager, LLC, was formed on October 7, 2024.
INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Shares will be subject to the terms of the Certificate and the Bylaws.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective Purchaser of Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Shares is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.

COMMISSIONS FOR SELLING THE SHARES

The Shares will be offered and sold directly by the Company, the Directors, the Officers, and the Manager. No commissions will be paid to the Company, the Directors, the Officers, or the Manager for selling the Shares.

Dalmore is the administrative broker dealer for this offering and will charge a maximum of 1.0% fee on the aggregate sales of the Shares. The combined maximum of all commissions Dalmore may potentially earn is $750,000.00.

LIMITED LIQUIDITY

There is no public market for the Shares, and none is expected to develop. Additionally, the Shares will be non-transferable, except as may be required by law. Although the Company does not intend to list the Shares for trading on any exchange or other trading market, it may redeem or buy back Shares, as described herein, and may provide Investors with limited liquidity for their investment in the Company. See “Risk Factors” and “Securities Being Offered” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Shares. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. See “Risk Factors” below.

Investors will be required to hold their investment for a minimum of forty-eight (48) months. Investors may request to redeem their Preferred Shares at any time subject to an annual cap referenced below, regardless of the reason for the redemption. The Company’s obligation to redeem Preferred Shares in any given year is limited to five percent (5%) of the outstanding principal balance of the Company, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the Offering termination.

Early redemptions will be subject to a five percent (5%) fee calculated on the capital amount invested to date plus all accrued unpaid yield, less any payments made by the Company to the Investor. Any redemptions to Investors as a result of death, disability or bankruptcy, will be included in calculating the 5% limit and will thus reduce the number of redemptions, in the aggregate, to be redeemed pursuant to the redemption. Redemptions will occur in the order that notices are received.

The Company is not required to establish a sinking fund or reserve for the redemption of Preferred Shares by investors and its ability to redeem Preferred Shares will be subject to the availability of cash or other financing sources and cannot be assured.

CONFLICTS OF INTEREST

The Directors and Officers of the Company and the Officers of the Manager, are also owners and managers of the Manager, Accretiv Manager, LLC. They are also owners of affiliated companies that will acquire, manage and lease the Company’s real estate assets.

COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs of the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, holding, leasing, and management of real estate property and the costs and expenses associated with the acquisition and the disposition of real estate property.

THIRD-PARTY DATA

Certain data included in this Offering Circular is derived from information provided by third-parties that the Company believes to be reliable. The discussions contained in this Offering Circular relating to such information is taken from third-party sources that the Company believes to be reliable and reasonable, and that the factual information is fair and accurate. Certain data is also based on the Company’s good faith estimates which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. The Company has not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any material misstatements regarding any market, industry or similar data presented herein, such data was derived from third party sources and reliance on such data involves risks and uncertainties.

TRADEMARKS AND COPYRIGHTS

The Company owns or may apply for rights to trademarks or trade names that it will use in connection with the operation of the business, including the corporate names, logos and website names. In addition, the Company may own or have the rights to copyrights, trade secrets and other proprietary rights that protect the business. This Offering Circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. The Company’s use or display of third parties’ trademarks, service marks, trade names or products in this Offering Circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Offering Circular may be listed without their ©, ® and ™ symbols, but the Company will assert, to the fullest extent under applicable law, its rights to the Company’s copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Shares of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Shares to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Shares pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Shares, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Shares less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Shares are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Shares does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Shares are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

An investment in the Preferred Shares is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Preferred Shares should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective Investors should consider the following risks before making a decision to purchase the Preferred Shares. To the best of the Company’s knowledge, it has included all material risks to investors in this section.

The Company commenced preliminary business development operations on October 2, 2024 and is organized as a corporation under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays freqently encountered in connection with the acquisition and management of real estate in a competitive industry. There is a possibility that the Company and its Subsidiaries could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Shares involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Shares. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to $75,000,000.00 may be realized. The Manager believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plan for the acquisition and management of the Properties. If only a fraction of this Offering is sold, or if certain assumptions contained in the Company’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement its business plans.

If the Company sells substantially less than all of the Preferred Shares we are offering, the costs it incurs to comply with the rules of the Securities and Exchange Commission (the “SEC”), regarding financial reporting and other fixed costs (such as those relating to the Offering) will be a larger percentage of our revenue and may reduce our financial performance and our ability to fulfil our obligations to Investors.

The Company expects to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that the management will spend a significant amount of time assessing the effectiveness of the internal control over financial reporting. The Company does not anticipate that these costs or the amount of time management will be required to spend will be significantly less if it sells substantially less than all of the Shares being offered.

While the testing of our software system has been successful to date, there can be no assurance that we will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this Offering, the Company has built and operated or will be utilizing a software system to facilitate and manage its operations on a limited scale. While the Company believes that its development and testing to date has proven the concept of the software, there can be no assurance that as its operational use scales up that the Company will not incur unexpected costs or hurdles that might restrict the desired scale of the intended operations or negatively impact the business prospects, financial condition and results of operation. In addition, due to the relatively limited scale of use, there can be no assurance that the software will be accurate on an ongoing or continuous basis. If the Company’s software is unable to scale or is inaccurate, the business and operating results may suffer.

The Company’s systems may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

Though the Company does not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force the Company to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, the Company may be forced into protracted and costly litigation. The Company may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

Any cybersecurity-attack or other security breach of the Company’s technology systems, or those of third-party vendors it relies upon, could subject the Company to significant liability and harm its business operations and reputation.

Cybersecurity attacks and security breaches of the Company’s technology systems, including those of third-party vendors, may subject the Company to liability and harm its business operations and overall reputation. The Company’s operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Cybersecurity risks could disrupt the Company’s operations, negatively impact its ability to compete and result in injury to the Company’s reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. The Company’s security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to the Company’s reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Holders of the Preferred Shares will have no voting rights.

Holders of the Prefered Shares will have no voting rights and therefore will have no ability to control the Company. The Preferred Shares do not carry any voting rights and therefore the holders of the Preferred Shares will not be able to vote on any matters regarding the operation of the Company.

Because the Preferred Shares will have no sinking fund, the Company may not be able to redeem your shares at a time of your choosing.

There is no sinking fund, insurance or guarantee of our ability to redeem Preferred Shares. We will not contribute funds to a separate account, commonly known as a sinking fund, to dividends or redemption payments to Investors. If you invest in the Preferred Shares, you will have to rely only on our cash flow from operations for payment of the Preferred Return and/or redemption of the Shares. If the cash flow from operations is not sufficient to pay any amounts due to Preferred Shares, then you may lose all or part of your investment.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Preferred Shares under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of Investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the Investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the Investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the Investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing Investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of Investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our Investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Redemption requests for Shares at the option of the Investor or in the event of death, disability or bankruptcy of a Shareholder may have an adverse effect on the Company’s overall growth and ability to deliver preferred returns on the Shares.

Shareholders may request an early redemption, As a result, one or more Shareholders may requests to have their Shares redeemed at or about the same time. In such an event, we may not have access to the necessary cash to redeem all such Shares. Additionally, any cash used to satisfy such redemption requests will be diverted from cash required to fund the continued growth of the Company. Accordingly, the use of funds towards redemptions could result in the Company’s inability to meet projected growth targets, which could, in turn, limit the Company’s ability to provided Preferred Returns to the Shareholders.

No Escrow and No Physical Certificates

The proceeds of this Offering will not be placed into an escrow account. We will offer our Preferred Shares on a best efforts basis. As there is no minimum offering amount, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. Additionally, the Preferred Shares will be maintained in your name in book-entry form. Physical certificates will not be available.

Indemnification of Directors and Officers

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a Director or Officer of the Company, is or was serving at the request of the Company as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.

Dependence On Management

In the early stages of development, the Company’s business will be significantly dependent on the Company’s Directors and Officers, and the managers of the Manager, specifically: Martin Freeman and Justin Clarke. The loss of either of these individuals could have a material adverse effect on the Company.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could affect the demand or supply in the marketplace for the Company’s intended real estate assets and investments. The Company has no control over these changes.

Possible Fluctuations In Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including competitive pricing, debt service and principal reduction payments, and general economic conditions. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

The Company may not have sufficient available cash to pay the anticipated Preferred Return to the Investors and the indebtedness and liabilities of the Company or its Subsidiaries could limit cash flow available for the Company’s operations, expose it to risks that could adversely affect the business, financial condition and results of operations and impair our ability to satisfy its obligations to Investors under the Offering and Bylaws.

The Company may not have or generate sufficient available cash to pay the Preferred Return to the Investors, as anticipated in the Certificate or the Bylaws. The amount of cash available to the Company to make payments of the Preferred Return will depend principally on the cash that it generates from operations, which will depend on, among other factors, the performance of the real estate assets and the investments the Company or its Subsidiaries acquire. Furthermore, the Company or its Subsidiaries may have and will continue to have a significant amount of indebtedness and liabilities following this Offering. The Company or its Subsidiaries may also incur additional indebtedness to meet future financing needs. This indebtedness could have significant negative consequences for the business, results of operations and financial condition, including increasing the Company’s vulnerability to adverse economic and industry conditions, limiting its ability to obtain additional financing, requiring the dedication of a substantial portion of the Company’s cash flow from operations to service its indebtedness, thereby reducing the amount of cash flow available for other purposes, limiting its flexibility in planning for, or reacting to, changes in the business, and placing the Company at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Risks Of Borrowing

Since the Company or the Subsidiaries may incur debt, a portion of the cash flow may have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair the operating flexibility of the Company or the Subsidiaries. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Shares. A judgment creditor would have the right to foreclose on any of Subsidiaries’ assets resulting in a material adverse effect on its business, which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Unanticipated Obstacles To Execution Of The Business Plan

The Company’s business plan will focus primarily on real estate and that may change. The Company’s primary business endeavor of acquiring and managing real estate and real estate related investments is capital intensive and may be subject to statutory or regulatory requirements. The Directors, Officers, and Manager believe that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Directors, Officers, and Manager, and their respective advisors. They reserve the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion As To Use Of Proceeds

The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the Directors, Officers, and the Manager with respect to application and allocation of the net proceeds of this Offering. Investors in the Shares offered hereby will be entrusting their funds to the Company’s Directors, Officers, and Manager, upon whose judgment and discretion the Investors must depend.

The Company may invest or spend the proceeds of this Offering in ways with which Investors may not agree.

Although the Company intends to use the proceeds from this Offering for the purposes described under the “Use of Proceeds” section, the Company will not be contractually obligated to do so and will retain broad discretion over the use of Proceeds from this Offering. Investors may not deem such uses desirable. Because of the number and variability of factors that could determine the Company’s use of the Proceeds from this Offering, the actual uses of the Proceeds from this Offering may vary substantially from the currently planned uses.

Control By Management

The Company’s Directors, Officers, and the Manager, have managerial control on the day-to-day activities of the Company.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each Investor must acquire his Shares for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of Shares sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Shares and no market is expected to develop. Consequently, owners of the Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

Broker Dealer Sales Of Shares

The Company’s Shares are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. No assurance can be given that the Shares of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Company’s Shares are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Shares in the secondary market.

Long Term Nature Of Investment

An investment in the Shares may be long term and illiquid. As discussed above, the offer and sale of the Shares will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the Investors. Prospective Investors will be required to represent in writing that they are purchasing the Shares for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Shares must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that Investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Shares

There is no current market for the Shares offered in this Offering and no market is expected to develop in the near future.

Offering Price

The price of the Shares offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Compliance With Securities Laws

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act and other applicable securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Shares. If a number of purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Lack Of Firm Underwriter

The Shares are offered on a “best efforts” basis by the Officers of the Company without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Company. Accordingly, there is no assurance that the Company, or any FINRA broker-dealer, will sell the maximum Shares offered or any lesser amount.

Projections: Forward Looking Information

The Company has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on the Company’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which the Company believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the Company’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While the Company believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

The Company’s Success Will Depend Upon the Acquisition and Management of Real Estate, and It May be Unable to Consummate such Acquisitions on Advantageous Terms, and the Properties May Not Perform as Expected

The Company intends to acquire, lease and manage real estate assets and to a limited extent also invest into discount debt and bridging loans. The acquisition of real estate and related investments entails various risks, including the risks that the real estate assets may not perform as expected, that the Company may be unable to quickly and efficiently integrate such assets into its existing operations and that its cost estimates for the lease, management and/or sale of a property may prove inaccurate. This may result in a material adverse effect on the Company’s business, which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Reliance on Manager to Select Appropriate Properties

The Company’s ability to achieve its investment objectives is dependent upon the performance of the Directors, Officers and the Manager’s team in the quality and timeliness of the acquisition, leasing, and management of real estate assets and related investments. Investors in the Shares offered will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning the Company’s investments. Investors in the Shares must rely entirely on the management ability of and the oversight of the Company’s Manager and its Officers.

Competition May Increase Costs

The Company may experience competition from other companies operating in a similar market or space. Competition may decrease the intended lease rates of real estate assets for the Properties.

Delays in Development

Delays the Company may encounter in the acquisition, leasing, and management of the Properties could adversely affect the profitability of the Company which in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Environmentally Hazardous Property

Under various Federal, State, City and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of non-compliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the ownership of its properties, the Company may be potentially liable for such costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediation any contaminated property could materially adversely affect the business, assets or results of operations of the Company. This in turn would result in a material adverse effect on the Company’s operating results and financial condition.

Manager’s Discretion in the Future Disposition of Properties

The Company cannot predict with any certainty the various market conditions affecting its real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the Properties, the Company cannot assure the Investor that it will be able to sell its Properties at a profit in the future. Accordingly, the timing of liquidation of the Company’s real estate investments will be dependent upon fluctuating market conditions, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Real Estate Investments are Not as Liquid as Other Types of Assets, Which May Reduce Economic Returns to Investors

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit the Company’s ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Thus, the Company’s ability at any time to sell assets may be restricted. This lack of liquidity may limit the Company’s ability to vary its portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect the Company’s financial condition, results of operations, and cash flows.

The Company May be Unable to Lease or Sell a Property If /When it Decides to Do So, Including as a Result of Uncertain Market Conditions, Which Could Adversely Affect the Return on an Investment in the Company

The Company’s ability to lease or sell properties on advantageous terms depends on factors beyond the Company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the Properties. The Company cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the Properties it acquires or invests into; the Company cannot assure its Investors that it will be able to sell such Properties at a profit in the future. Accordingly, the extent to which the Company’s Investors will receive cash distributions and realize potential appreciation on its real estate investments will be dependent upon fluctuating market conditions. Furthermore, the Company may be required to expend funds to correct defects or to make improvements before a property can be sold. The Company cannot guarantee that it will have funds available to correct such defects or to make such improvements. In acquiring a Property, the Company may agree to restrictions that prohibit the sale of that Property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that Property. These provisions would restrict the Company’s ability to sell a property, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Illiquidity of Real Estate Investments Could Significantly Impede the Company’s Ability to Respond to Adverse Changes in the Performance of the Properties and Harm the Company’s Financial Condition

Since real estate investments are relatively illiquid, the Company’s ability to promptly sell its assets in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in, or even the lack of an established market for a Property, changes in the financial condition or prospects of prospective purchasers, changes in local, regional national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the Property is located. The Company may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

The Terms of New or Renewal Leases May Result in a Reduction in Income

The terms of new or renewal leases may be less favorable to the Company than the initial lease terms. Certain significant expenditures that the Company, as a landlord, may be responsible for, such as loan payments, real estate taxes, utilities and maintenance costs generally are not reduced as a result of a reduction in rental revenues. If lease rates for new or renewal leases are substantially lower than those for the previous leases, the Company’s rental income might suffer a significant reduction. Additionally, the Company may not be able to sell the property at the price, on the terms or within the time frame it may seek. Accordingly, the timing of liquidation of Properties and the extent to which the Company may receive distributions and realize potential appreciation on its real estate investments may be dependent upon fluctuating market conditions. The price the Company obtains from the sale of a Property will depend upon various factors such as the Property’s operating history, demographic trends in the Property’s locale and available financing for, and the tax treatment of, real estate investments. The Company may not realize significant appreciation and may even incur losses on its Properties and other investments. The recovery of any portion or all of an Investor’s investment and any potential return thereon will depend on the amount of net proceeds the Company is able to realize from a sale or other disposition of its Properties and related investments.

The Company May Be Unable to Lease its Properties

If the rental rates for Properties decrease or the tenant installation allowances increase along with possible increases in leasing commissions, and the Company is not able to develop and lease and/relet a significant portion of available and soon-to-be-available space, its financial condition, results of operations, cash flow, the market value of interests and ability to satisfy debt obligations and to make distributions could be adversely affected.

The Acquired Properties May Have Liabilities or Other Problems

The Company intends to perform appropriate due diligence for each Property or other real estate related investments it acquires. The Company also will seek to obtain appropriate representations and indemnities from sellers in respect of such Properties or other investments. The Company may, nevertheless, acquire Properties or other investments that are subject to uninsured liabilities or that otherwise have problems. In some instances, the Company may have only limited or perhaps even no recourse for any such liabilities or other problems or, if the Company has received indemnification from a seller, the resources of such seller may not be adequate to fulfill its indemnity obligation. As a result, the Company could be required to resolve or cure any such liability or other problems, and such payment could have an adverse effect on its cash flow available to meet other expenses, which in turn could adversely affect the ability of the Company to make distributions to Investors.

The Company’s Investments May be Subject to Risks From the Use of Borrowed Funds

The Company expects to acquire some or all Properties by borrowing funds. The Company may also incur or increase its indebtedness by obtaining loans secured by certain Properties in order to use the proceeds for further expansion. In general, for any particular Property, the Company will expect that the Property’s cash flow will be sufficient to pay the cost of its mortgage indebtedness, in addition to the operating and related costs of the Property. However, if there is insufficient cash flow from the Property, the Company may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for distribution to the Company, which in turn would reduce the amount of distributions made to Investors. The incurrence of mortgage indebtedness increases the risk of loss since one or more defaults on mortgage loans secured by its Properties could result in foreclosure of those mortgage loans by the lenders with a resulting loss of the Company’s investment in the Properties securing the loans. For tax purposes, a foreclosure of one of the Company’s properties would be treated as a sale of the Property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds the Company’s tax basis in the Property, it would recognize a taxable gain as a result of the foreclosure, but it would not receive any cash proceeds as a result of the transaction. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term.

At the time a balloon payment is due, the Company may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell the property in order to make the balloon payment out of the sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its Properties could be reduced, which in turn would reduce the amount available to the Company to distribute to Investors. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its Properties could be reduced, which in turn would reduce the amount available to the Company to distribute to Investors. In some instances, the Company may only be able to obtain recourse financing, in which case, in addition to the Property or other investment securing the loan, the lender may also seek to recover against the Company’s other assets for repayment of the debt. Accordingly, if the Company does not repay a recourse loan from the sale or refinancing of the Property or other investment securing the loan, the lender may seek to obtain repayment from one or more of such other assets. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Uninsured Losses Relating to Real Property May Adversely Affect an Investor’s Return

The Company will attempt to assure that all of the Properties are comprehensively insured (including liability, fire, and extended coverage) in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. However, to the extent of any such deductible and/or in the event that any of the Properties incurs a casualty loss which is not fully covered by insurance, the value of the Company’s assets will be reduced by any such loss. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, hurricanes or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Company. Further, the Company may not have a sufficient external source of funding to repair or reconstruct a damaged property; there can be no assurance that any such source of funding will be available to the Company for such purposes in the future. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Competition For Investments May Increase Costs And Reduce Returns

The Company may experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. The Company will compete against other potential purchasers of properties of high quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there may be greater competition for the properties of the type in which Company will invest. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in the Company paying higher prices to develop properties than it otherwise would, or the Company may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

In addition, the Properties may be located close to other properties that are owned by other real estate investors and that compete with the Company for tenants. These competing properties may be better located and more suitable for desirable tenants than Company’s Properties, resulting in a competitive advantage for these other properties. This competition may limit the Company’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, the Company may suffer reduced cash flow, which in turn may decrease the distributions the Company may be able to make to Investors.

The Company is dependent on advances from its parent company and the funds to be raised in this offering in order to be able to implement the Company’s business plan.

Until sufficient proceeds have been received by the Company from the sale of the Preferred Shares in this offering, the Company will rely on advances from its parent, Accretiv Group, LLC as to which it will have no assurances. Accretiv Group, LLC is not obligated to provide advances to the Company and there are no assurances that the Company will be successful in raising proceeds in this Offering. If the Company does not raise sufficient funds in this Offering or if its parent declines to make advances to the Company, it will not be able to implement its business plan, or may have to cease operations altogether.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, the Company will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U. The Company’s legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A may also require greater expenditures on outside counsel, outside auditors, and associated costs in order to remain in compliance. Failure to remain in compliance with Regulation A may subject the Company to sanctions, penalties, and reputational damage and would adversely affect the results of its operations.

Risks of Real Property Ownership that Could Affect the Marketability and Profitability of the Properties

There is no assurance that the Company’s real estate properties and related investments will be profitable, which in turn may decrease the dividends the Company may be able to pay to Investors. Because real property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of real property interests. The marketability and value of real property will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply or demand of competing real property in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a real property difficult;
7.	Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of real property;
8.	Changes in real estate taxes and any other operating expenses;
9.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction; and
10.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

Environmental Regulation and Issues, Certain of Which the Company May Have No Control Over, May Adversely Impact the Company’s Business

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some Properties and may therefore adversely affect Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with the acquisition of the Properties may subject it to liability as the buyer of such Property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property.

Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. The Company may also be held responsible for the entire payment of the liability if it is subject to joint and several liability and the other responsible parties are unable to pay. Further, the Company may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Insurance for such matters may not be available. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Real Estate May Develop Harmful Mold, Which Could Lead to Liability for Adverse Health Effects and Costs of Remediating the Problem

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of the Properties could require the Company to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose the Company to liability from its tenants, employees of such tenants and others if property damage or health concerns arise. This in turn could result in a material adverse effect on the Company’s operating results and financial condition.

Terrorist Attacks or Other Acts of Violence or War May Affect the Industry in Which the Company Operates, its Operations, and its Profitability

Terrorist attacks may harm the Company’s results of operations and indirectly an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the Properties the Company owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Company’s Properties due to the adverse effect on the economy and thereby reduce the value of the Properties, which in turn could result in a material adverse effect on the Company’s operating results and financial condition.

The Company Will be Subject to Risks Related to the Geographic Location of the Property it Acquires

The Company intends to acquire, develop, lease, invest into real estate assets, value-add projects, discounted debt and bridging loans, and eventually liquidate these investments. If the commercial or residential real estate markets or general economic conditions in the geographic areas where the Properties are situated decline, the Company may experience a greater rate of default by tenants on their leases with respect to properties in this area and the value of the properties in this area could decline. Any of these events could materially adversely affect the Company’s business, financial condition or results of operations.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

Potential Conflicts of Interest

Directors and Officers of the Company are also owners of the Manager of the Company, the property management company that will manage the Company’s real estate assets, and affiliates and real estate funds. See “Affiliates” below. The Officers are permitted to devote their time to these Affiliates to the detriment of the Company if deemed reasonable or necessary by the Directors and the Officers.

COVID-19 and Future Pandemics

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. On May 5, 2023, the WHO declared Covid19 is now an established and ongoing health issue which no longer constitutes a public health emergency. The final impacts of the outbreak, and economic consequences, are unknown and still evolving. The Covid19 health crisis adversely affected the U.S. and global economy, resulting in an economic downturn. A similar new pandemic occurrence could impact demand for the Company’s services. The future impact of the outbreak remains highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus or other rapidly transmitted viruses.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fail to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Shares, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Shares, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

7,500,000.00 Preferred Shares of the Company are authorized and unissued prior to this Offering. They are offered at a price of $10.00 per Preferred Share and will, in aggregate, represent one hundred percent (100%) of the issued preferred stock in the Company.

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Shares through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to www.accretivusa.com (the “Portal”) to invest. The Company has engaged Dalmore Group, LLC (“Dalmore”), an independent FINRA broker-dealer to assist with the Share sales in exchange for a one percent (1.0%) commission fee on the aggregate sales. The Offering is conducted on a best-efforts basis. No Commissions or any other remuneration for the Share sales will be provided to the Company, the Directors, Officers, Manager, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Shares during this 12-month Offering. No market exists for the Shares and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Directors, Officers, the Manager, employees, and the Company are primarily engaged in the Company’s business of real estate acquisition and management, and none of them are, or have ever been, brokers nor dealers of securities in the United States. The Directors, Officers, Manager, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, Manager, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, Manager or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer. Manager, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, Manager, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, Manager, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, Manager, or employee has acted as a broker or dealer within the preceding twelve (12) months of the date of this Offering Circular; (6) no Director, Officer, Manager, or employee will participate in selling this Offering after more than twelve (12) months from the Effective Date of the Offering, which date may be extended for an additional two (2) years at the Company’s sole discretion.

Dalmore has agreed to act as an administrative broker-dealer to assist in connection with this Offering. Dalmore is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Dalmore has agreed to use their best efforts to arrange for the sale of the Shares offered through this Offering Circular.

The Company will offer the shares for sale on a best-efforts basis. The Proceeds of this Offering will not be placed into an escrow account. Upon the approval of any subscription to this Offering Circular, the Company shall immediately utilize the proceeds from the connected bank account of the Company as set forth in the “Use of Proceeds” section of this Offering Circular.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at www.accretivusa.com and via the EDGAR filing system.

The following table shows the total discounts and commissions payable to Dalmore in connection with this Offering by the Company:

	Price to Public	Selling Agent Commissions	Proceeds to Company before expenses
AcrretivUSA Preferred Shares	$10.00	$0.10	$9.90
Total	$75,000,000	$750,000	$74,250,000

Dalmore has also agreed to perform the following services in exchange for the compensation discussed above:

•         Review Investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering), OFAC compliance background checks (it being understood that KYC and AML processes may be provided by a qualified third party);

•         Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering, and provide confirmation of completion of such subscription documents to Client;

•         Contact and/or notify the Company, if needed, to gather additional information or clarification on an Investor;

•         Keep Investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under this Agreement (e.g. as needed for AML and background checks);

•         Coordinate with third party providers to ensure adequate review and compliance;

•	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a connected bank account.

In addition to the commissions described above, the Company will also pay a one-time fee of $5,000.00 to Dalmore for out-of-pocket expenses it incurs (“Expense Fee”). The Expense Fee shall cover expenses anticipated to be incurred by Dalmore in connection with the Offering, and Dalmore will refund to the Company any portion of the Expense Fee that remains unused. The Company will also pay a one-time, non-refundable, consulting fee of $20,000.00 (“Consulting Fee”), due and payable within five (5) days of receipt of a No Objection Letter from FINRA. The Company will also pay to Dalmore a fee of $11,750.00 which will be passed through to FINRA (“FINRA Corporate Filing Fee”), and in the event of one or more post-qualification amendments (“Form 1-A POS”), the Company will pay an additional pass-through fee of $1,000 per additional filing for FINRA.

Assuming the full amount of the Offering is raised, the Company estimates that the total fees and expenses of the Offering payable by the Company to Dalmore will be approximately $786,750.00. Maximum expected out of pocket expenses total $36,750.00.

TAX AND LEGAL TREATMENT

The tax obligations of investors may vary significantly based on individual circumstances. As such, all tax and accounting inquiries should be directed to a certified public accountant (CPA) for appropriate guidance.

At the end of each calendar year, the Company will issue Form 1099 for any realized preferred returns of $10 or more, to be reported in accordance with U.S. Tax Code. There can be no assurance the IRS will agree with the foregoing tax treatment, and it is possible that the federal income tax consequences of the Program could differ from those described above. Your participation in the Company may also be subject to information reporting and tax withholding and may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form. The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences of your participation in the Company, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

AUTO-INVEST PROGRAM

Investors have the option to participate in our “Auto-Invest Program,” which provides a convenient way to automatically invest in additional Preferred Shares on a recurring monthly basis. Participants can designate a specific investment amount and establish personal investment parameters, allowing for consistent contributions to their portfolio without needing to manually place orders each time.

To enroll in the Auto-Invest Program, Investors can easily activate this feature through their AccretivUSA account by selecting the “on” option. Likewise, they can choose to deactivate their participation at any time by selecting “off” within their account settings. The program allows users to choose the bank account or credit card from which the recurring investment will be drawn. Upon enrollment, investors will be required to review and agree to the terms and conditions of the Preferred Shares agreement.

Participants in the Auto-Invest Program will have real-time access to important information regarding their shares, including their investment history and current holdings, which can be viewed through the AccretiveUSA website. Additionally, users can adjust the amount, pause the program, or cancel their recurring investments at any time by modifying their account settings or by contacting the Company directly.

Sales of Preferred Shares under the Auto-Invest Program will be treated as part of the overall aggregate offering of securities described in the Offering Circular. These sales will count toward the $75 million limit on Offering Proceeds raised under any qualified offering statement within a 12-month period, as outlined in SEC Rule 251(a). This ensures that all shares purchased through the Auto-Invest Program are included within the Offering's regulatory limits.

SELLING SECURITY HOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Company estimates that the net proceeds it will receive from this Offering will be a maximum of $74,250,000 after deducting the Broker-Dealer Fee.

The Company plans to use substantially all of the net proceeds from this Offering to source, originate, acquire, and manage healthcare commercial real estate in various states and cities across the United States (the 'Properties'). Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt, and bridging loans (collectively referred to as the 'Value-add').

The table below demonstrates the Company’s anticipated uses of Offering Proceeds, but the table below does not require the Company to use the Offering Proceeds as indicated. Many of the amounts set forth in the table represent the Company’s best estimate since they cannot be precisely calculated at this time. The actual use of Offering Proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate.

1
	25% Sold	50% Sold	75% Sold	100% Sold
Gross Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000

Broker Dealer Fee	$(187,500)	$(375,000)	$(562,500)	$(750,000)
Net Proceeds	$18,562,500	$37,125,000	$55,687,500	$74,250,000

Intended use of Net Proceeds
Acquisition of healthcare related real estate	$(11,661,891)	$(23,323,781)	$(34,985,672)	$(46,647,563)
Opportunistic Value-add projects, discounted debt, and bridging loans	$(4,997,953)	$(9,995,906)	$(14,993,859)	$(19,991,813)

Working capital and reserves	$(705,375)	$(1,410,750)	$(2,116,125)	$(2,821,500)
Operational expenditure	$(1,197,281)	$(2,394,563)	$(3,591,844)	$(4,789,125)

Total Use of Proceeds	$18,562,500	$37,125,000	$55,687,500	$74,250,000

The proceeds from the Offering will not reflect a deduction for Offering-related expenses, which total approximately $125,000. These Offering expenses include, but are not limited to, professional fees such as legal and accounting services, regulatory and compliance costs, and other expenses directly related to the preparation, filing, and execution of the Offering.

The Company will not use any proceeds from the Offering to cover these expenses. Instead, the total cost of $125,000 will be covered entirely by capital contributions provided by the Manager, Accretiv Manager, LLC. These contributions are specifically allocated to meet the Offering expenses and will not be reimbursed by the Company at any future date.

By covering these expenses through capital contributions, the Company ensures that the full amount of the Offering Proceeds can be dedicated to operational and investment activities as outlined in the Offering’s Use of Proceeds section.

The ‘Broker Dealer Fee’ represents the maximum broker-dealer fee payable to Dalmore Group of up to 1% of the gross proceeds of the offering.

The Company anticipates approximately 3.8% of the gross Proceeds from this Offering will be utilized for operational expenditures and approximately 6.45% for working capital, reserves and general corporate purposes.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

AccretivUSA, Inc. is a Delaware corporation with a principal place of business located at 131 Continental Drive, Suite 301, Newark, Delaware 19713-4323. The Company was incorporated on October 2, 2024. The Manager, Accretiv Manager, LLC, is a Florida limited liability company incorporated on October 3, 2024.

Our principal office is located at One Grand Central, 60, E42nd Street, Suite 4600, New York, NY, 10165 and our phone number is 1-844-9999-188.

Our corporate website address is www.accretivusa.com. Information contained on, or accessible through the website is not a part of, and is not incorporated by reference into, this Offering Circular.

Background to AccretivUSA

The Company was established with the goal of providing everyday investors with access to opportunities traditionally reserved for institutional and high-net-worth individuals. Focusing specifically on healthcare real estate, the Company leverages the extensive experience of its management team, who have been active in the U.S. real estate market for many years. The founders, Directors, and Officers of the Company have a proven track record in real estate acquisition and management, having successfully raised equity from investors worldwide and consistently delivering returns by focusing on stable, high-performing assets within the healthcare real estate sector.

AccretivUSA’s mission is to democratize real estate investment, allowing individuals to invest with as little as $100 through its online Platform. This initiative was created to meet the growing demand for accessible, high-yield investment opportunities, particularly in the healthcare real estate sector. By aggregating investments from a diverse investor base, the Company intends to acquire, manage, and operate healthcare commercial real estate properties across the United States. The management team utilizes its deep knowledge of the healthcare real estate market to source investment opportunities to offer a targeted 8.00% preferred annual percentage yield for Investors, accrued and compounded monthly. This return is supported by the stability of healthcare real estate, which benefits from long-term leases and reliable tenants, leading to predictable rental income and consistent cash flows.

AccretivUSA’s investment strategy is grounded in trust and a history of proven success. The Company focuses primarily on healthcare real estate, including medical buildings, medical centers, and outpatient facilities. These assets have demonstrated resilience due to the essential nature of healthcare services, which are in growing demand across the country. Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt and bridging loans, to further enhance returns for investors.

The core principle of AccretivUSA is inclusivity, aiming to provide investment opportunities that allow individuals from all walks of life to grow their wealth by investing their savings into long term opportunities and life goals and to build a better financial future. The investment model is designed to offer everyday investors access to returns previously available only to the wealthy. AccretivUSA seeks to create a community of investors who can participate in high-quality real estate deals, achieve financial growth, and support critical healthcare infrastructure in the United States.

AccretivUSA’s vision extends beyond financial growth to include a greater social purpose. By investing in healthcare real estate, Investors not only benefit from strong financial returns but also contribute to the well-being of communities by supporting healthcare professionals and institutions that play a vital role in society. This alignment of financial growth with social impact is a cornerstone of AccretivUSA’s philosophy.

To enhance the investment experience, AccretivUSA offers an auto-invest feature that allows individuals to make seamless, recurring monthly contributions to their portfolios. This feature facilitates wealth growth over time through the power of compounding returns. The Company’s online Platform provides a simple, user-friendly interface for managing accounts, tracking investment performance, and making informed decisions, ensuring transparency and ease of use.

The target preferred annual return of 8.00% offered by AccretivUSA is notably higher than the national savings average provided by most financial institutions. The Company’s management believes that the current financial system does not adequately support both new investors and retirees in achieving or maintaining financial success. Traditional savings accounts, with their low interest rates, have become less attractive for individuals looking to grow or preserve their wealth. AccretivUSA provides an alternative, offering the potential for high yield returns underpinned by healthcare real estate assets. This allows Investors to earn passive income without the complexities of direct real estate management, effectively putting their capital to work in real estate that supports communities and generates reliable returns.

This innovative approach bridges the gap between stagnant savings rates and meaningful wealth generation, providing individuals at any stage of life with a new path toward financial security while contributing to the sustainability of the U.S. healthcare sector.

Business Model

The Company will be offering 7,500,000 Preferred Shares at $10.00 each on a best efforts basis. As of the date of this Offering Circular we have not sold any Preferred Shares. Investors can invest as little as $100.00 up to $50,000.00 if you are a non-accredited investor or from $50,000.00 upwards if you are an accredited investor.

The aggregate initial offering will not exceed $75,000,000 in the 12-month period.

The Company will offer and sell Shares as described in this offering through its website www.accretivusa.com (the “Platform”). The Platform is designed to provide Investors with seamless access to real estate and related investment opportunities that may have historically been reserved for institutional or high-net-worth investors. By using the AccretivUSA Platform, investors can conveniently complete all necessary legal documentation online.

The AccretivUSA Offering is structured to provide a streamlined and accessible investment experience for all Investors, regardless of their financial background. By participating, Investors are given the opportunity to grow their wealth over time by investing their savings in stable real estate assets. This Offering aims to generate a competitive preferred annual yield of 8%, accrued and compounded monthly, helping Investors enhance their financial well-being over the long term.

In addition, the Company offers an Auto-Invest feature, which allows Investors to automatically contribute additional funds each month to further accelerate their wealth-building efforts. This option gives Investors flexibility and consistency in growing their investments without requiring constant attention, letting them easily increase their portfolio over time.

Through this innovative approach, AccretivUSA empowers individuals to take control of their financial future by offering an accessible pathway to consistent, compounding returns. Investors can benefit from both the steady growth of their initial investment and the additional contributions made through the Auto-Invest program, all while helping to support vital real estate sectors such as healthcare.

The Company has been organized to primarily use substantially all of the net proceeds from this offering to source, originate, acquire and manage healthcare commercial real estate in states and cities across the United States. Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt and bridging loans, to further enhance returns for investors.

The Company expects to generate income from (i) the underlying investment in the real estate (ii) profits that the Company realizes upon the sale of the underlying real estate that the Company has invested into (iii) a margin on the difference between what the Company charges on the bridging finance and loans and what it pays to Investors.

Investors will be required to hold their investment for a minimum of forty-eight (48) months. The Company understands that emergencies and financial hardships sometimes arise, and Investors may need access to their investment. Therefore, Investors can request to redeem their investment anytime based on the rules of this Offering. Redemptions will be limited to 5% of the aggregate outstanding number and value of the issued Preferred Shares.

The Company’s obligation to redeem Preferred Shares in any given year is limited to 5% of the outstanding principal balance of the Company, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the Offering termination.

Early redemptions will be subject to a 5% fee calculated on the capital amount invested to date plus all accrued unpaid yield, less any payments made by the Company to the Investor. Any redemptions to investors as a result of death, disability or bankruptcy, will be included in calculating the 5% limit and will thus reduce the number of redemptions, in the aggregate, to be redeemed pursuant to the redemption. Redemptions will occur in the order that notices are received.

The Company is not required to establish a sinking fund or reserve for the redemption of Preferred Shares by Investors and its ability to redeem Preferred Shares will be subject to the availability of cash or other financing sources and cannot be assured.

Description of the Shares offered: 7,500,000 Preferred Shares priced at $10.00 each and are subject to redemption at anytime at the demand of the company.

Acquisition criteria:

Markets:

  The majority of the net Proceeds will be deployed into real estate located in major centers with population growth exceeding the national average over the past three years.
  The majority of the net Proceeds will target cities with a population of over 100,000 and where the economy is diversified, with at least 10 industries represented. Smaller growing cities may also be considered.

Medical Real Estate Mandate:

  The Company will target assets that include primarily outpatient facilities and medical office buildings that are multi-tenanted, ambulatory surgical centers and urgent care clinics.
  Target Acquisition Size: $5M - $25M
  Target average cash-on-cash returns of 8.00% annually
  Target hold period: 36 - 60 months

Opportunistic Deals:

  To a limited extent, the Company may also invest in value-add opportunistic deals, where the acquisition price is below market.
  Bridge loans that are priced higher than the prevailing interest rates and create additional enhanced returns for AccretivUSA.
  To a limited extent, debt financing on real estate, where the interest rates charged and earned and the associated margins are higher than the market.

Voting Rights: The Preferred Shares do not have any voting rights.

Risk Factors: Purchasing the AccretivUSA shares and investing in our business in general, is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”.

Advances: Until sufficient proceeds have been received by us from the sale of the Shares offered in this offering, AccretivUSA will rely on advances from our parent company, Accretiv Group, LLC, to which we have no assurances. Accretiv Group, LLC is not obligated to provide advances to us, and we cannot assure Investors that we will be successful in raising proceeds in this Offering. If we do not raise sufficient proceeds in this Offering or if our parent company declines to make advances to us, we will not be able to implement our business plan or may have to cease operations altogether.

Transfer Agent: The Company will act as its own transfer agent and maintain the Company’s share register. As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we determine it is necessary.

Organizational Structure:

AFFILIATES

The following entities are affiliated with the Company, and are owned and managed by the Officers of the Manager, or the Company affiliates:

•	Accretiv Group, LLC, Accretv Manager, LLC
•	AccretivPartners LLC, AccretivMan LLC, AccretivGP LLC, AccretivExco LLC,
•	OrbVest US Inc
•	Triple Double LLC
•	PrivCap Holdings LLC

CONFLICTS OF INTEREST

The Company may be subject to a number of conflicts of interest arising out of its relationship with our Affiliates and its subsidiaries, including the following:

•	The Accretiv Group are the sole shareholders of the common shares in AccretivUSA, Inc.;
•	The Officers and Directors have fiduciary obligations to a number of the Affiliate entities. This potential conflict of interest poses a risk that the Officers and Directors may exercise their fiduciary duties in favor of affiliated entities rather than the Company even though they have fiduciary duties to the Company;
•	Certain of the Company’s Officers and Directors may not devote all of their time and efforts to the Company. This potential conflict of interest poses a risk that those executive managers and officers may devote insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and
•	The terms of the Management Agreement with AccretivUSA Manager were not negotiated on an arms-length basis and therefore;
•	The costs incurred by AccretivUSA will be determined by the Officers and the Manager. This potential conflict of interest poses a risk that the amount to be reimbursed by the Company under the Management Agreement may be higher in the absence of an arms-length arrangement at the expense of the Company.

Transactions with any of the above affiliates may result in a conflict of interest, between the interests of an Investor and those of the Manager or its Affiliates:

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, as an investor, you have no right to vote upon any corporate actions we may decide to undertake.

PRIOR PERFORMANCE

Prior Performance is Not Indicative of Future Results

The Directors and Officers of the Company are experienced in real estate and are affiliated with other real estate companies, which have been acquiring real estate in the US for many years, raising equity from those acquisitions from investors outside the United States. This Regulation A offering is the first direct capital raise by the Company in the United States and therefore differs in its objectives from the prior programs conducted by the affiliated entities and individuals.

The Company is newly formed specifically to pursue its proposed business and has no prior experience raising or investing funds in the US.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property or real property of any material significance. The Company does not currently lease any property.

The Company intends to begin building its real estate property asset and Loan portfolio, through its Subsidiaries using the Proceeds of this Offering as soon as the funds are released from the connected bank account, once approved by the broker dealer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company estimates that sales will commence during Q4 – 2024. The Company's first 12 months Plan of Operations will entail directing approximately 100% of the net Proceeds received through this Offering to the Subsidiaries for the purpose of acquiring and managing Properties.

The Subsidiaries may employ the funds it receives from the Company in the manner described in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Shares in this Offering for cash:

1
	25% Sold	50% Sold	75% Sold	100% Sold
Gross Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000

Broker Dealer Fee	$(187,500)	$(375,000)	$(562,500)	$(750,000)
Net Proceeds	$18,562,500	$37,125,000	$55,687,500	$74,250,000

Intended use of Net Proceeds
Acquisition of healthcare related real estate	$(11,661,891)	$(23,323,781)	$(34,985,672)	$(46,647,563)
Opportunistic Value-add projects, discounted debt, and bridging loans	$(4,997,953)	$(9,995,906)	$(14,993,859)	$(19,991,813)

Working capital and reserves	$(705,375)	$(1,410,750)	$(2,116,125)	$(2,821,500)
Operational expenditure	$(1,197,281)	$(2,394,563)	$(3,591,844)	$(4,789,125)

Total Use of Proceeds	$18,562,500	$37,125,000	$55,687,500	$74,250,000

Ownership of the Company:

The Company will have two kinds of Share classes: Preferred Shares as mentioned in this offering and common stock. The common stock issued will be:

•	1,000,000 issued Common Shares at $0.00001
•	The Common Shares will be held by Accretiv Group, LLC
•	The Common Shares will only receive proceeds once the Preferred Shares have received the 8% APY.

The amount of the profits the Common Shareholders will receive from owning the common stock depends on a number of factors, including:

•	How much capital is raised in the Offering;
•	The investment returns the Company is able to achieve;
•	When those returns are achieved (the Company might not achieve the same return every year);
•	When the Company distributes money to Investors; and
•	The amount of expenses the Company incurs.

Given the extensive list of variables, it is impossible to predict with any accuracy upfront, how much profit the owners of the common stock will receive.

The Company’s voting securities include all shares of Common Stock.

OFFICERS AND DIRECTORS

Name	Position	Age
Martin Freeman	Director, Chief Executive Officer	57
Justin Clark	Director, Secretary	64
Louw Vijoen	Chief Financial Officer	51
Machiel Lucas	Director	57

Business Experience

Martin Freeman: Martin is a successful entrepreneur with over 35 years of success growing companies to a significant scale in various industries, including Financial Services, Apparel, Lending, Fintech, and Real Estate. Since 2018, Martin has been full-time leading an organization to acquire, fund, and manage Medical Real Estate Investments in the USA.

Justin Clark: Award-winning, serial entrepreneur, mentor, and Tech investor, best known for building Private Property real estate platforms across Africa. Prior experience in residential, commercial, and industrial real estate development and sales. Justin has been a full-time part of the leadership of an organization that acquires, funds, and manages medical real estate investments in the United States.

Louw Viljoen: Louw is a seasoned Chartered Accountant with more than 25 years in investment and property management. His financial experience includes multiple international jurisdictions as well as listed and fund environments.

Machiel Lucas: Machiel brings a wealth of experience in leadership and operational roles in multiple international companies spanning over 30 years. Since 2014, Machiel has been full-time leading the acquisition of more than $400 million in Medical Real Estate Investments in the USA.

No Bankruptcy, Investigations, or Criminal Proceedings

None of the Manager’s Officers have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officer, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF OFFICERS AND THE MANAGER

The Officers and Directors will not receive salaries or compensation from the Offering Proceeds within their roles as Officers and Directors of the Company.

The Accretiv Manager, LLC (“Manager”) will receive fees for the operation of the Subsidiaries of the Company, as described below. The Officers and Directors will then be compensated through the Manager.

Manager Fee Schedule

Management Fee	As compensation for the time and effort involved in managing the Company and related tasks, the Company shall pay the Manager a Management Fee equaling $5,000.00 per calendar month as part of the operational expense outlined.
Platform Fee	Monthly platform fees of $5,500.00 for platform service provider.
Audit Fee	Audit fees to be paid to auditors at actual cost.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table contains certain information as of the Effective Date as to the number of voting Shares beneficially owned by (i) each person known by the Company to own beneficially more than 10% of the Company’s Shares, (ii) each person who is a Director or Officer of the Company, (iii) all persons as a group who are Directors and/or Officers of the Company, and as to the percentage of the outstanding Shares held by them on such dates and as adjusted to give effect to this Offering.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Shares	Accretiv Group, LLC	1,000,000	0	100%

As of the date of this Offering, there are no option agreements in place providing for the purchase of the Company’s Shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

SECURITIES BEING OFFERED

The Company is offering by means of this Offering Circular up to $75,000,000 (“Maximum Offering Amount”) of shares of preferred stock in increments of $10.00 as Preferred Shares (the “Shares,” or in the singular, a “Share”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” above.

Persons who purchase Shares will be investors in the Company subject to the terms of the Certificate of Incorporation and the Bylaws of the Company (“Investors” or in the singular an “Investor”) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Company and the acquisition of Properties and issuance of Loans. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

*Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with investing in the Company, please see Exhibit 2, “Certificate” and Exhibit 3, “Bylaws.” All capitalizations in this section are defined in the Certificate or Bylaws and all references to Sections or Articles relate to the applicable Section or Article in the Certificate or Bylaws.

Dividend Rights

From and after the date of the issuance of any shares of Preferred Stock (the “Investment Effective Date”), dividends in an amount of eight percent (8.0%) of the Original Issue Price (as defined below), based upon a period of 360 days starting on the Investment Effective Date, which results in (i) a yearly nominal rate of 7.697%; a monthly nominal rate of 0.641%; and (iii) a daily nominal rate of 0.0214%, shall accrue on such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”). The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence or in in Subsection 2.1 and Section 6 of the Amended and Restated Certificate of Incorporation, the Accruing Dividends shall be payable only when, as and if declared by the Board of Directors of the Company, and the Company shall be under no obligation to pay any Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of the Original Issue Price plus the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid (the “Preferred Return”). The “Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

Voting Rights

Except as otherwise required by law, shares of Preferred Stock shall be non-voting and shall not be entitled to vote on any matters submitted to a vote of shareholders of the Company. Notwithstanding the foregoing, for so long as any shares of Preferred Stock are outstanding, the Company shall not, without the written consent of a majority of the outstanding shares of Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Preferred Stock at a meeting of the holders of Preferred Stock duly called for such purpose, do any of the following: (i) amend, alter, or repeal (by merger, consolidation, combination, reclassification or otherwise) its Certificate of Incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Preferred Stock; (ii) reduce the authorized number of shares of Preferred Stock; or (iii) until such time as each outstanding share of Preferred Stock has been paid cumulative dividends equal to its Preferred Return, purchase or redeem any shares of the Company’s capital stock, other than capital stock repurchased from former employees, directors, consultants, or the like in connection with the cessation of their employment or services.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Preferred Return (the “Preferred Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion Rights

The Preferred Shares do not have any conversion rights.

No Preemptive Rights

The Preferred Shares do not have any preemptive rights.

Redemption

Unless prohibited by Delaware law governing distributions to stockholders, the Company may redeem shares of Preferred Stock at a price per share equal to the Original Issue Price plus the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid as of the date of the Company’s receipt of the redemption request (the “Redemption Price”).  The Company’s obligation to redeem Preferred Shares in any given year is limited to five percent (5%) of the outstanding principal balance of the Company, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Regulation A Offering is open, and January 1st of the applicable year, following the Offering termination. Early redemptions will be subject to a five percent (5%) fee calculated on the capital amount invested to date plus all accrued unpaid yield, less any payments made by the Company to the Investor. Any redemptions to Investors as a result of death, disability or bankruptcy, will be included in calculating the 5% limit and will thus reduce the number of redemptions, in the aggregate, to be redeemed pursuant to the redemption. Redemptions will occur in the order that notices are received. The Company is not required to establish a sinking fund or reserve for the redemption of Preferred Stock and its ability to redeem Preferred Shares will be subject to the availability of cash or other financing sources and cannot be assured.

No Sinking Fund Provisions

There are no sinking fund provisions.

No liability to further calls or to assessment by the Company

The Preferred Shares are not liable for further calls or assessment by the Company.

Liabilities of the Shareholders under State Law

Shareholders will not be liable for the obligations of the Company.

No classification of the Board of Directors

There is no classification of the Board of Directors.

Restrictions on alienability of the securities being offered

Notwithstanding anything to the contrary, except as expressly permitted in this Section 9.13, a stockholder shall not transfer, whether by sale, gift or otherwise, any shares of the corporation’s stock to any person unless such transfer is approved by the board of directors prior to such transfer, which approval may be granted or withheld in the board of directors’ sole and absolute discretion The corporation may withhold consent for any legitimate corporate purpose, as determined by the Board of Directors. Furthermore, a holder of shares of Preferred Stock may not transfer their Shares for a period of forty-eight (48) months from the time of acquisition. Any purported transfer of any shares of the corporation’s stock effected in violation of this Section 9.13 shall be null and void and shall have no force or effect and the corporation shall not register any such purported transfer.

Any stockholder seeking the approval of the board of directors of a transfer of some or all of its shares shall give written notice thereof to the secretary of the corporation that shall include: (a) the name of the stockholder; (b) the proposed transferee; (c) the number of shares of the transfer of which approval is thereby requested; and (d) the purchase price (if any) of the shares proposed for transfer. The corporation may require the stockholder to supplement its notice with such additional information as the corporation may request.

The certificates representing shares of Common Stock and Preferred Stock of the corporation shall bear on their face the following legend so long as the foregoing Transfer restrictions are in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

Provision discriminating against any existing or prospective holder of Shares as a result of such Shareholder owning a substantial amount of Shares.

There are no such provisions.

Any rights of Shareholders that may be modified otherwise than by a vote of a majority or more of the then Shares outstanding, voting as a class.

There are no such provisions.

30

PART F/S

Independent Auditor’s Report

To the Stockholders of

AccretivUSA, Inc.

Opinion

We have audited the accompanying financial statements of AccretivUSA, Inc. (the “Company”), which comprise the balance sheet as of October 14, 2024, and the related statements of operations, changes in stockholder’s equity, and cash flow for the period from October 2, 2024 to October 14, 2024 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 14, 2024, and the related statements of operations, changes in stockholder’s equity, and cash flow for the period from October 2, 2024 to October 14, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Tampa, Florida

November 6, 2024

AccretivUSA, Inc. Balance Sheet As of October 14, 2024

ASSETS
Current Assets
Cash	$-
Total Current Assets
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Total Current Liabilities	$-

TOTAL LIABILITIES	-

Stockholder’s Equity
Preferred stock, $10.00 par value, 7,500,000 authorized, 0 issued and outstanding as of October 14, 2024
Common stock, $0.01 par value, 1,000,000 authorized, 0 issued and outstanding as of October 14, 2024	-
Additional paid in capital	-
Retained earnings	-
TOTAL STOCKHOLDER’S EQUITY	-

TOTAL LIABILITIES AND
STOCKHOLDER’S EQUITY	$-

The accompanying notes are an integral part of this financial statement.

AccretivUSA, Inc. Statement of Operations For the period from October 2, 2024 to October 14, 2024

REVENUE
Total Revenue	$-

EXPENSES
Total operating expenses	$-

LOSS FROM OPERATIONS	-

OTHER INCOME (EXPENSES)	-

NET LOSS	$-

The accompanying notes are an integral part of this financial statement.

AccretivUSA, Inc. Statement of Cash Flows For the period from October 2, 2024 to October 14, 2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$-
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities:

Net cash provided by operating activities	$-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	$-

Net cash provided by financing activities	$-

NET INCREASE IN CASH	$-

Cash at beginning of period	$-
Cash at end of period	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for income taxes	$-

The accompanying notes are an integral part of this financial statement.

AccretivUSA, Inc. Statement of Stockholder’s Equity For the period from October 2, 2024 to October 14, 2024

	Common Stock $0.01 Par Value	Preferred Stock $10.00 Par Value	Additional Paid In Capital	Retained Earnings	Total
October 2, 2024

Issuance of founders shares	$-	$-	$-	$-	$-

Contribution from shareholder	$-	$-	$-	$-	$-

Net income (loss)	$-	$-	$-	$-	$-

October 14, 2024	$-	$-	$-	$-	$-

The accompanying notes are an integral part of this financial statement.

Note A – Description of Business and Summary of Significant Accounting Policies

Nature of Operations

AccretivUSA, Inc. (name was changed from BettaLives, Inc. effective October 31, 2024) (the “Company”) was organized as a Delaware Limited Liability Company on October 2, 2024 to source, originate, acquire, and manage healthcare commercial real estate in various states and cities across the United States (the ”Properties”). Additionally, the Company may invest, to a limited extent, in other non-healthcare opportunistic real estate deals, which may include value-add projects, discounted debt, and bridging loans (collectively referred to as the ”Value- add”).

Note B – Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

Revenue Recognition

For the period ended October 14, 2024, the Company had no revenues. In the future, the Company will recognize revenue from the net proceeds of investments in healthcare commercial real estate, other real estate assets and interest.

Income Taxes

The Company, with the consent of its stockholders, has elected to be taxed as a corporation. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Subsequent Events

Management has evaluated subsequent events through November 6, 2024, the date the financial statements were available to be issued.

The number of shares of common stock was increased from 1,000,000 to 5,000,000 and the par value changed to $0.00001

The number of shares of preferred stock was increased from 1,000,000 to 20,000,000par value was changed to

$0.00001

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Stockholder’s Equity

As of October 14, 2024, the Company has authorized 1,000,000 shares of common stock, $0.01 par value; and 7,500,000 shares of preferred stock, $10.00 par value. 0 shares were issued and outstanding as of October 14, 2024.

Dividends

Preferred stockholders accrue dividends at the rate per annum of eight percent (8.0%) of the Original Issue Price compounded annually, The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Accruing Dividends shall be payable only when, as and if declared by the Board of Directors of the Company, and the Company shall be under no obligation to pay any Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of the Original Issue Price plus the amount of the aggregate Accruing Dividends then accrued on such share of preferred stock and not previously paid. The “Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock.

Liquidation

Holders of preferred stock will receive preferential payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event. The holders of shares of preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Preferred Return (the “Preferred Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Holders of common stock will receive payment in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

EXHIBIT INDEX

Exhibit 2A: Amended and Restated Certificate of Incorporation

Exhibit 3: Bylaws

Exhibit 4: Form of Subscription Agreement

Exhibit 11: Accountant’s Consent

Exhibit 12: Attorney Letter Certifying Legality

Signature Page

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on November 18, 2024.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

AccretivUSA, Inc.

131 Continental Drive, Suite 301

Newark, DE 19713-4323

/s/ Martin Freeman

Name: Martin Freeman

Title: Chief Executive Officer

Date: November 18, 2024

Location signed: New York, NY

This Offering Statement has been signed by the following principals in the capacities and on the dates indicated:

/s/ Martin Freeman

Name: Martin Freeman

Title: Chief Executive Officer and Director

Date: November 18, 2024

Location signed: New York, NY

/s/ Louw Viljoen

Name: Louw Viljoen

Title: Chief Financial Officer

Date: November 18, 2024

Location signed: New York, NY

/s/ Justin Clark

Name: Justin Clark

Title: Director and Secretary

Date: November 18, 2024

Location signed: New York, NY